Exhibit 99.(h)(i)(b)

AMENDMENT NO. 2

TO

TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

This Amendment No. 2 (the “Amendment”) is made by and between each investment company listed on the signature page to this Amendment (each, an “Investment Company”; collectively, the “Investment Companies”) and each Portfolio of each such Investment Company contained on Schedule B of the Agreement, and BNY Mellon Investment Servicing (US) Inc. (“BNYM”) as of April 28, 2023 (“Amendment Effective Date”), and hereby further amends the TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT entered into by the Investment Companies and BNYM dated November 12, 2020, as amended (the “Agreement”). All capitalized terms not defined in this

Amendment shall have the meanings set forth in the Agreement.

WHEREAS, BNYM and Investment Companies have agreed to amend the Agreement as per the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises set forth below and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto mutually agree to add the following language to the Agreement as stated below:

1.	19. Miscellaneous

(w) Foreign Corrupt Practices Act. In performing this Agreement, BNYM acknowledges and understands that the Investment Companies are covered by the U.S. Foreign Corrupt Practices Act (the “FCPA”). BNYM has not, and will not, offer, promise, pay, or authorize the payment of any money or anything of value, or take any action in furtherance of such a payment, whether by direct or indirect means, to any foreign official (including but not limited to any political party or official thereof, any candidate for political office, or any official of a public international organization, or any person who works for an entity that is owned, in whole or in part, by a foreign government) or relative of a foreign official to influence the decision of the foreign official in his official capacity in violation of the FCPA.

General. The Agreement, as modified by this Amendment, shall remain in full force and effect until terminated and reflects the entire agreement between the parties regarding the subject matter hereof. To the extent that any provisions of this Amendment are inconsistent with the terms of the Agreement, the terms of this Amendment shall govern solely with regard to the subject of the inconsistency. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the Amendment Effective Date.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Barbara Wentzel

Printed Name:	Barbara Wentzel

Title:	Managing Director

Date:	5/18/2023 | 12:40 PM EDT

The Charles Schwab Family of Funds
Schwab Investments
Schwab Capital Trust
Schwab Annuity Portfolios
Laudus Trust

On behalf of each Investment Company and on behalf of each Portfolio of each Investment Companies listed on Schedule B, each in its individual and separate capacity.

By:	/s/ Mark D. Fischer

Printed Name:	Mark D. Fischer

Title:	CFO

Date:	5/12/2023 | 2:54 PM PDT